UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2013

OCZ TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34650	04-3651093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6373 San Ignacio Avenue

San Jose, California 95119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 733-8400

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 17, 2013, OCZ Technology Group, Inc. (“OCZ” or the “Company”) received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (the “Staff”) stating that the Staff has determined that the Company’s securities will be delisted from The NASDAQ Stock Market. The letter states that the delisting notice was issued as a result of OCZ’s announcement on December 6, 2013 that it had filed for relief under Chapter 11 of the U.S. Bankruptcy Code on December 2, 2013, and that the letter was issued by the Staff pursuant to its discretionary authority under NASDAQ Listing Rules 5101, 5110(b), and IM-5101-1.

Per the letter, the Staff advised the Company that the determination is based on the Company’s voluntary Chapter 11 filing, the associated public interest concerns raised by it; concerns regarding the residual equity interest of the existing listed securities holders; and concerns about the Company’s ability to sustain compliance with all requirements for continued listing on The NASDAQ Stock Market.

Unless the Company requests an appeal of this determination, trading of the Company’s common stock will be suspended at the opening of business on December 27, 2013 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The NASDAQ Stock Market. The Company does not intend to file an appeal.

After trading is suspended on The NASDAQ Stock Market, the Company’s securities may be immediately eligible for trading on the OTC Bulletin Board (the “OTCBB”) or the OTC Pink Marketplace (the “Pink Sheets”), but only if a market maker applies successfully to quote the securities. There can be no assurance that any market maker will decide to quote the Company’s securities immediately following suspension of trading or at all, and thus there is no assurance that the Company’s securities will be eligible to trade on the OTCBB or the Pink Sheets.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCZ TECHNOLOGY GROUP, INC.

By:	/s/ Rafael Torres
Rafael Torres
Chief Financial Officer

Date: December 18, 2013